Exhibit 3.8

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 01:30 PM 07/27/2001
010367039 - 3373140

CERTIFICATE OF CONVERSION

OF

FPD ACQUISITION, INC.

INTO

EXO-TECH PACKAGING, L.L.C.

Pursuant to the provisions of Section 266 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), the undersigned corporation hereby certifies as follows:

1. The name of the corporation to be converted is FPD Acquisition, Inc.

2. FPD Acquisition, Inc. filed its certificate of incorporation with the Delaware Secretary of State on April 12, 2001.

3. FPD Acquisition, Inc. shall be converted into a Delaware limited liability company to be named Exo-Tech Packaging, L.L.C. (“Exo-Tech, L.L.C.”).

4. The conversion has been approved in accordance with the provisions of Section 266 of the DGCL. Specifically, the Board of Directors of FPD Acquisition, Inc. (the “Board”) executed a unanimous written consent dated July 27, 2001, in which the Board adopted a resolution approving the conversion (the “Resolution”). The Board also recommended the approval of the conversion by Exo-Tech Packaging Holding Corp., a Delaware corporation and the sole stockholder of FPD Acquisition, Inc. (“Exo-Tech Packaging”). Exo-Tech Packaging executed a written consent dated July 27, 2001, adopting the Resolution and otherwise approving the conversion of FPD Acquisition, Inc. into Exo-Tech, L.L.C.

5. The conversion shall be effective as of 5:00 p.m., Houston, Texas time, on July 27, 2001.

*****

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Conversion this 27th day of July, 2001.

FPD ACQUISITION, INC.

By:	/s/ William C. Oehmig
William C. Oehmig, President

[Certificate of Conversion-FPD Acquisition, Inc.]